                                HOMEBASE, INC.

                             GROWTH INCENTIVE PLAN

                              ___________________

                           As Amended and Restated
                              As of July 27, 1997

                                HOMEBASE, INC.

                             GROWTH INCENTIVE PLAN

                               ________________

                               TABLE OF CONTENTS

                               ________________

Article                                                                 Page
ARTICLE 1     Definitions..............................................  1

     1.1  Award Period.................................................  1
     1.2  Committee....................................................  1
     1.3  Company......................................................  1
     1.4  Effective Date...............................................  1
     1.5  Incentive Measurement........................................  1
     1.6  Incentive Unit...............................................  2
     1.7  Participant..................................................  2
     1.8  Plan.........................................................  2

ARTICLE 2     Benefits Under the Plan..................................  2

     2.1  Granting of Awards...........................................  2
     2.2  Value of Incentive Units.....................................  2
     2.3  Award Opportunity............................................  2
     2.4  Payment of Awards............................................  3
     2.5  Restrictions on Adjustments to Incentive Measurement.........  3

ARTICLE 3     Designation of Beneficiary...............................  5

ARTICLE 4     Plan Administration and Indemnification..................  5

     4.1  Plan Administration..........................................  5
     4.2  Indemnification..............................................  5

ARTICLE 5     Effect on Employment Rights..............................  5

ARTICLE 6     Change of Control........................................  5

ARTICLE 7     Amendment or Termination of the Plan.......................  6

ARTICLE 8     Non-Assignment.............................................  6

ARTICLE 9     Construction...............................................  6

     9.1  Heading and Captions...........................................  6
     9.2  Singular Includes Plural.......................................  6

ARTICLE 10    Continuation Incentive Units In Connection
              With Change in Sponsorship.................................  6

ARTICLE 11    Relevant Law...............................................  7

ANNEX A       DEFINITION OF CHANGE IN CONTROL............................  8

                                HOMEBASE, INC.

                             GROWTH INCENTIVE PLAN


     HomeBase, Inc. (the "Company") hereby amends and restates the Waban Inc. Growth Incentive Plan, effective as of July 27, 1997 and renames it the HomeBase, Inc. Growth Incentive Plan (the "Plan").

                                  WITNESSETH

     WHEREAS, Waban Inc. initially established Plan effective as of January 30, 1994, and the Company desires to continue to maintain the Plan;

     WHEREAS, the Participants are in high-level management positions in HomeBase, Inc. and are key to the long-term success of the Company;

     WHEREAS, the Company desires to provide an incentive to focus the Participants' attention and efforts on long-term growth and profitability;

     NOW, THEREFORE, the Company hereby amends and restates the Plan, as hereinafter set forth, effective as of July 27, 1997.

                            ARTICLE 1. DEFINITIONS

The following terms as used in the Plan shall have the following meanings:

     1.1 "Award Period" shall mean a period of a certain number of consecutive fiscal years (or portions thereof), as determined by the Committee in its discretion. Award Periods may overlap and employees may participate simultaneously with respect to more than one Award Period.

     1.2 "Committee" shall mean the Executive Compensation Committee of the Board of Directors of HomeBase, Inc.

     1.3  "Company" shall mean HomeBase, Inc. and its subsidiaries.

     1.4  "Effective Date" shall mean January 30, 1994.

     1.5 "Incentive Measurement" shall mean any one or combination of the following objective measures of performance or growth, as the Committee shall determine: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

     1.6 "Incentive Unit" shall mean an incentive unit granted to each Participant, the value of which equals a certain percentage of the growth in the Incentive Measurement achieved over the Award Period, as determined by the Committee.

     1.7 "Participant" shall mean an employee in a high-level management position in the Company who is selected by the Committee, in its discretion, to be a participant in the Plan.

     1.8 "Plan" shall mean the HomeBase, Inc. Growth Incentive Plan, as herein set forth, including any and all amendments hereto and restatements hereof.

                      ARTICLE 2. BENEFITS UNDER THE PLAN

     2.1  Granting of Awards.
          ------------------

          (a) The Grant. On or before the commencement of each Award Period, the
              ---------
Committee shall determine (i) which employees shall be Participants in the Plan,
(ii) the amount of Incentive Units to be granted to each Participant, and (iii) the method or formula for determining the value of each Incentive Unit, based on the Incentive Measurement.

          (b) Payment Dates. On or before the commencement of each Award Period,
              ------- -----
the Committee shall determine (i) the date or dates on or about which payment in respect of Incentive Units shall be made, and (ii) the amount of each Participant's Incentive Units which may be redeemed on such payment dates. One such payment date shall occur at some time within three (3) months after the end of the Award Period and other payment date(s) may occur one (1) or more years after such date (the "Deferred Payment Date").

     2.2  Value of Incentive Units. On or before the commencement of each Award
          ------------------------
Period, the Committee shall determine (i) the factor(s) comprising the Incentive Measurement, and (ii) the Incentive Measurement's base value, i.e., the value
                                                              ----
against which growth shall be measured. Notwithstanding the prior sentence, the Incentive Measurement's base value may be appropriately adjusted by the Committee, pursuant to Section 2.5(i) hereof, after the certification of the Company's financial statements by the Company's independent public accountant for the fiscal year immediately preceding the commencement of the Award Period. In the Committee's discretion, Incentive Measurements may vary with respect to Incentive Unit grants made to individual Participants or groups of Participants.

     2.3  Award Opportunity. Upon the completion of each Award Period and the
          -----------------
certification of the Company's financial statements by the Company's independent public accountants for the last fiscal year in said Award Period, the Committee shall cause to be re-valued the Incentive Measurement in order to determine the growth over the Incentive Measurement's base value and, thus, the value of each Incentive Unit. Notwithstanding anything to the contrary herein contained or implied, the Committee may make appropriate adjustments to the value of the Incentive Measurement to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, changes in accounting practices, or such other matters as the Committee, in its discretion, shall determine; however, the Committee shall make no adjustments to the performance criteria whose effect is to increase the growth incentive payment to the executive officers as of the end of the year who are named in the proxy statement, except as provided in Section 2.5 hereof.

     2.4  Payment of Awards.
          -----------------

          (a) Employees on Last Day of Award Period or Deferred Payment Date.
              --------------------------------------------------------------
Participants employed by the Company on the last day of the Award Period shall be entitled to receive payment (to the extent not deferred) as soon as practicable thereafter; Participants employed on the Deferred Payment Date shall be entitled to receive payment of deferred amounts, if applicable, as soon as practicable thereafter. Notwithstanding anything to the contrary herein contained or implied, in no event shall a Participant's incentive payment for an Award Period exceed $2,000,000 in any calendar year.

          (b) Termination of Employment in the Event of Death, Disability or
              --------------------------------------------------------------
Retirement. If the termination of employment of a Participant occurs before the
----------
end of an Award Period due to: (i) death, (ii) disability (as defined under the Company's long-term disability plan), or (iii) retirement on or after the attainment of age fifty-five (55), the Participant shall be entitled to pro-rated payment in respect of Incentive Units, determined as of the end of the fiscal year in which the Participant's termination of employment due to death, disability or retirement occurs. Payment shall be made as soon as practicable following the end of the fiscal year in which termination of employment due to death, disability or retirement has occurred. In the event of termination of employment due to death, disability or retirement after the end of the Award Period and prior to a Deferred Payment Date, payment with respect to any outstanding deferred payment amount shall be made as soon as practicable after such termination.

          (c) Termination of Employment for Any Reason Other than Death,
              ----------------------------------------------------------
Disability or Retirement. In the event of the Participant's termination of
------------------------
employment for any reason other than death, disability or retirement prior to the end of the Award Period, the Participant shall have no rights under the Plan and shall not be entitled to receive payment with respect to any Incentive Unit. In the event of the Participant's termination of employment for any reason other than death, disability or retirement prior to a Deferred Payment Date, the Participant shall not be entitled to receive payment with respect to any outstanding deferred payment amount.

     2.5  Restrictions on Adjustments to Incentive Measurement. The Committee
          ----------------------------------------------------
shall make no adjustments to the Incentive Measurement whose effect is to increase the growth incentive payment to executive officers as of the end of the year who are named in the proxy statement, except for the following:

          (a) Events classified as extraordinary items or discontinued operations or presented as special nonrecurring charges (or income) in accordance with generally accepted accounting principles.

          (b) Disposal of a business segment or a group of two or more stores, a major administrative unit, or major assets, if quantified and disclosed in Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company's Annual Report on Form 10-K.

          (c) Conversion of convertible bonds or convertible preferred stock into common stock; a repurchase by the Company of outstanding shares of stock, if such a repurchase has a material impact on the Incentive Measurement; or an increase in the number of common shares for earnings per share calculation purposes due to a new equity or convertible debenture offering, but not by stock options, restricted stock or other stock-based awards under the Company's Stock Incentive Plans or any similar plan.

          (d) Balance sheet recapitalization or restructuring that materially alters the allocation between debt and equity for the Company.

          (e) Changes in accounting practice to comply with new legislation or with rules promulgated by the Securities and Exchange Commission or the Financial Accounting Standards Board and changes in tax laws that affect tax rates, credits, or the definition of taxable income, if material.

          (f) Unusual and material losses beyond the Company's control, such as acts of God (e.g., earthquake, flood or widespread hurricane damage).
             ----

          (g) Reserves for future period events which will not occur until after the performance measurement period.

          (h) Adjustments attributable to prior periods in the case of a newly acquired business.

          (i) Adjustments of the Incentive Measurement's base value made immediately after completion of the audit of the fiscal year immediately preceding the Award Period, made solely to "true-up" amounts that were based on estimated results for said preceding year.

          (j) Gains and losses from sales of a minority interest in a subsidiary.

          (k) Net incremental expense incurred by the Company as a result of opening new stores in excess of the number incorporated in the Incentive Measurement. The amount of the adjustment shall be equal to the average operating loss incurred by new stores opened by the Company in the same fiscal year.

     In no event, however, shall the Committee make any adjustment which would cause incentive awards not to qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                     ARTICLE 3. DESIGNATION OF BENEFICIARY

     Each Participant shall have the right to file with the Committee a written designation of one or more persons as beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant's death. A Participant may modify the beneficiary designation by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation or modification thereof shall be effective unless received by the Committee prior to the Participant's death.

     If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, the amount payable under the Plan upon the Participant's death shall be made to the Participant's surviving spouse; if there is no surviving spouse, payment shall be made to the Participant's estate.

              ARTICLE 4. PLAN ADMINISTRATION AND INDEMNIFICATION

     4.1 Plan Administration. This Plan shall be administered by the Committee.
         -------------------
The Committee shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to interpret the terms and provisions of the Plan; and to make all other determinations necessary or advisable for its administration. The Committee's determination shall be final and binding on all parties.

     4.2 Indemnification. The Company shall indemnify and save harmless each
         ---------------
member of the Committee against all expenses and liabilities arising out of membership on such Committee, excepting only expenses and liabilities arising from such member's own gross negligence or willful misconduct, as determined by the Board of Directors or outside counsel designated by the Board of Directors.

                    ARTICLE 5. EFFECT ON EMPLOYMENT RIGHTS

     The Plan shall not constitute an employment contract and nothing contained in the Plan shall confer upon the Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

                         ARTICLE 6. CHANGE OF CONTROL

     In the event of the merger, sale, consolidation, dissolution, liquidation, or Change of Control of the Company (as defined in Annex A hereto), the Committee shall thereupon cause to be re-valued the Incentive Measurement, in the manner described herein, and shall provide that Incentive Units be redeemed as soon as practicable thereafter in lieu of payments that would otherwise be made under Article 2 hereof, regardless of when the end of the Award Period or Deferred Payment Date is scheduled to occur. Such re-valuation of the Incentive Measurement shall be determined based on (i) the Company's actual performance or growth with respect to those fiscal years within the Award Period which have ended prior to the merger, sale, consolidation, dissolution, liquidation, or Change of Control, plus (ii) for the fiscal year in which occurs the merger, sale, consolidation, dissolution, liquidation, or Change of Control, the Company's projected performance or growth as provided in the fiscal year's financial plan (as presented to the Company's Board of Directors at the beginning of the fiscal year) pro-rated based on the number of days in said fiscal year preceding the merger, sale, consolidation, dissolution, liquidation, or Change of Control.

                ARTICLE 7. AMENDMENT OR TERMINATION OF THE PLAN

     The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Committee. No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under this Plan if the end of the Award Period has occurred prior to the date of such amendment, suspension or termination.

                           ARTICLE 8. NON-ASSIGNMENT

     The right to benefits hereunder shall not be assignable, and the Participant shall not be entitled to have such payments commuted or made otherwise than in accordance with the provisions of the Plan.

                            ARTICLE 9. CONSTRUCTION

     9.1  Headings and Captions. The headings and captions herein are provided
          ---------------------
for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     9.2  Singular Includes Plural. Except where otherwise clearly indicated by
          ------------------------
context, the singular shall include the plural, and vice-versa.

            ARTICLE 10. CONTINUATION INCENTIVE UNITS IN CONNECTION
                          WITH CHANGE IN SPONSORSHIP

     Notwithstanding any other provision of the Plan, in connection with the change of Plan sponsorship from Waban Inc. to the Company, as its successor entity, the Committee shall continue the Incentive Units previously granted to each Participant under the Waban Growth Incentive Plan ("WGIP") who is a Company Employee, as of July 27, 1997.

     Each such continuation Incentive Unit shall (i) be considered to be a continuation of the incentive unit previously granted under the WGIP, as adjusted to reflect the assumption by the Company of Waban's obligations under such incentive unit, (ii) be based upon the same Award Periods and Incentive Measurements as the continued Incentive Unit, as adjusted to reflect the effects of the BJ's Wholesale Club, Inc.'s spin-off on the Company structure (e.g.,
                                                                      ---
interest
expense, corporate overhead), and (iii) as determined by the Committee, provide no additional value or benefits other than those provided by the continued Incentive Unit. Except as otherwise set forth in this Article 10 or determined by the Committee, each continuation Incentive Unit shall be subject to all other terms of the Plan and shall be subject, before payment, to certification by the Committee that all Incentive Measurements have been satisfied.

                           ARTICLE 11. RELEVANT LAW

     This Plan shall be construed and enforced in accordance with the laws of the State of California to the extent such laws are not preempted by federal law.

                                    ANNEX A

                        DEFINITION OF CHANGE IN CONTROL
                        -------------------------------

For the purposes of this Plan, a "Change of Control" shall mean:

          (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (i), (ii) and (iii) of subsection (c) of this definition; or

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (except that this proviso shall not apply to any individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

          (c) Consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in section
(c) of this definition shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company

Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and, (iii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.